Exhibit 4.11

Between:

(1)
LumiraDx Limited

c/o Ocorian Trust (Cayman) Limited, PO Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108, Cayman Islands

(2)
USB Focus Fund LumiraDx 2A, LLC, including as successor by merger to USB Focus Fund LumiraDx 2B, LLC

55 Old Bedford Road, Lincoln, Massachusetts 01773

(3)
Pacific Premier Trust Custodian FBO Willard L. Umphrey Roth IRA
(4)
Pacific Premier Trust Custodian FBO Leon Okurowski Roth IRA
(5)
Pear Tree Partners, L.P.,

LLC, 55 Old Bedford Road, Lincoln, Massachusetts 01773

Date: January 26, 2023

Re: Royalty Agreement

1.
Reference is made to the royalty agreement entered into between the Parties on April 22, 2022 (the “Royalty Agreement”). Capitalized terms used in this letter and not otherwise defined herein shall have the meanings given to them in the Royalty Agreement.
2.
The Parties hereby acknowledge and agree that the Initial Investment and the Subsequent Investment made on July 1 2022 are, and have been, treated as a single investment for the purposes of the Royalty Agreement and that accordingly:
(a)
all New Instruments sold after the date of the Initial Closing shall be, and have been, treated as being Allocated to the Invested Amount as a whole;
(b)
the Royalty Payments made and to be made on each Royalty Payment Date shall be, and have been, calculated by applying the Royalty Rate to the gross amount invoiced by the Company Group in respect of Sales or other dispositions of Test Strips for usage in such Allocated New Instruments by the Company Group, less the Net Sale Deductions, with a single payment (equal to each Investor’s pro rata entitlement to the Royalty Payment based on the Investor’s proportionate contribution to the aggregate Invested Amount) being made to each Investor on each Royalty Payment Date;
(c)
the Royalty Expiry Date shall be 1 July 2025 (being the date falling three (3) years after the last Subsequent Closing Date) in respect of the entire Invested Amount, following which (if applicable) a single aggregated true-up shall take place; and
(d)
for the avoidance of doubt, this letter agreement shall have no effect on the total amount of Royalty Payments to be made by the Company.
3.
The Parties hereby waive any claim that the treatment of New Instruments and Royalty Payments described in clause 2 above prior to the date hereof constituted a breach of the terms of the Royalty Agreement.
4.
Without prejudice to the terms of clause 13 (Assignment) of the Royalty Agreement, in the event that any Investor assigns or otherwise transfers its rights under this agreement or the Royalty

Agreement it will procure that the assignee or transferee acknowledges and agrees to the terms of this letter agreement in form and substance reasonably satisfactory to the Company on or prior to such assignment or transfer.
5.
Each Party shall be responsible for its own costs and expenses incurred in connection with the preparation and negotiation of this letter agreement.
6.
The provisions of clauses 13 (Assignment), 15 (Rights of Third Parties), 20 (Counterparts and Duplicates) and 21 (Governing Law and Jurisdiction) shall apply to this letter agreement mutatis mutandis, and the existence and terms of this letter agreement shall be deemed to constitute Confidential Information.

Signed:

SIGNED for and on behalf of ) /s/ Veronique Ameye

LUMIRADX LIMITED ) Signature

SIGNED for and on behalf of ) /s/ John D. McClellan

USB FOCUS FUND LUMIRADX 2A, LLC ) Signature

SIGNED for and on behalf of ) /s/ Leon Okurowski

PACIFIC PREMIER TRUST CUSTODIAN ) Signature

FBO LEON OKUROWSKI ROTH IRA

SIGNED for and on behalf of ) /s/ Barbara Ngiralmau

PACIFIC PREMIER TRUST CUSTODIAN ) Signature

FBO WILLARD L. UMPHREY ROTH IRA

SIGNED for and on behalf of ) /s/ John D. McClellan

PEAR TREE PARTNERS, L.P. ) Signature